Exhibit 99.1

Ingevity Corporation 5255 Virginia Avenue North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Jack Maurer 843-746-8242 jack.maurer@ingevity.com

Investors: Dan Gallagher 843-740-2126 daniel.gallagher@ingevity.com

Ingevity reports first quarter 2020 financial results

•Net sales of $288.2 million were up 4.1% versus the prior year quarter’s sales of $276.8 million.
•Net income of $45.3 million was up 99.6% versus net income in the prior year quarter of $22.7 million; net income as a percentage of sales was 15.7%, compared to 8.2% in the prior year quarter; diluted earnings per share were $1.08 compared to $0.54.
•Adjusted earnings of $47.2 million were up 12.6% versus adjusted earnings in the prior year quarter of $41.9 million; diluted adjusted earnings per share were $1.12 versus $0.99 in the prior year quarter.
•Adjusted EBITDA of $92.2 million were up 10.4% compared to first quarter 2019 adjusted EBITDA of $83.5 million; adjusted EBITDA margin of 32.0% increased 180 basis points versus first quarter 2019.
•Operating cash flow of $60.2 million versus -$8 million in the prior year quarter; free cash flow of $40.7 million versus -$36.1 million in the prior year quarter.
•Total debt to last twelve months’ net income ratio is 7.25; net debt to last twelve months’ adjusted EBITDA ratio is 2.74.
•Company revises fiscal year 2020 guidance to sales between $1.10 billion and $1.20 billion and adjusted EBITDA between $310 million and $350 million.
•Company expects that second quarter 2020 revenue will be down 25% to 30% and adjusted EBITDA will be down 35% to 40%.

The results and guidance in this release include Non-GAAP financial measures. Refer to the section entitled “Use of Non-GAAP Financial Measures” within this release.

NORTH CHARLESTON, S.C., Apr. 29, 2020 – Ingevity Corporation (NYSE:NGVT) today reported first quarter net sales of $288.2 million, representing an increase of 4.1% versus $276.8 million in the prior year’s first quarter. Net income of $45.3 million, increased 99.6% versus $22.7 million in the previous year’s quarter. Ingevity’s first quarter net income margin of 15.7% was up from 8.2% in the prior year. The first quarter diluted earnings per share were $1.08 compared to $0.54 in the prior year period.

Adjusted earnings of $47.2 million were up 12.6% versus prior year quarter of $41.9 million. Diluted adjusted earnings per share were $1.12, which exclude, net of tax, $0.04 related to both restructuring and other (income) expenses, net, and costs associated with the acquisition of the Capa® caprolactone business, net of discrete tax provision recognized during the quarter. This compares to diluted adjusted earnings per share of $0.99 in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $92.2 million were up 10.4% versus first quarter 2019 adjusted EBITDA of $83.5 million. Adjusted EBITDA margin of 32.0% was up 180 basis points from the prior year’s first quarter adjusted EBITDA margin of 30.2%.

“Ingevity delivered a strong first quarter, despite initial impacts from the coronavirus, or COVID-19,” said Rick Kelson, Ingevity’s chairman of the board, and interim president and CEO. “We posted adjusted EBITDA that were 10% higher on net sales that were up 4%, and increased our adjusted EBITDA margin by 180 basis points. What’s more, we generated outstanding free cash flow of $41 million. This enabled us to reduce our leverage which now stands at 2.7 times net debt to adjusted EBITDA.”

Kelson said that the effects of the coronavirus on first quarter financial results were not as severe as the company had expected in mid-February. “The reduction in Chinese auto demand muted our Performance Materials results to the extent we expected; however, most other COVID-19 related impacts in Performance Chemicals appear to have been delayed,” he said. “We expect the effects of the coronavirus to more significantly begin in the second quarter.”

Kelson said that the company’s balance sheet is strong and that the company recently withdrew $250 million from its revolver out of an abundance of caution.

Performance Chemicals

First quarter 2020 sales in the Performance Chemicals segment were $167.1 million, down $0.6 million, or 0.4%, versus the first quarter 2019. Segment EBITDA were $31.0 million, down $1.3 million, or 4.0%, versus the prior year quarter segment EBITDA. Segment EBITDA margin declined 70 basis points to 18.6%.

“Sales in the Performance Chemicals segment were essentially flat as increases in Pavement and Oilfield Technologies, and the addition of the Engineered Polymers business, were offset by weakness in Industrial Specialties applications,” said Kelson.

Sales decreased in Industrial Specialties applications due to demand weakness, particularly in China, and continued pressure on rosin markets. Sales to new Middle East and China Oilfield Technologies customers drove a slight increase, despite reduced North American drilling driven by reduced demand and lower oil prices. Sales to Pavement Technologies applications were up solidly as the paving season in North America jump-started in combination with strong growth in several South American countries. Sales for the Engineered Polymers product line were down on a pro forma quarter-over-quarter comparison largely due to a strong first quarter in 2019. Nonetheless, Kelson said, the business performed well in the quarter due to increased sales of thermoplastics, particularly in North America and Asia.

Segment EBITDA were impacted by slightly lower volumes, price / mix impacts and foreign currency exchange, but were largely offset by reduced spending.

Performance Materials

First quarter 2020 sales in the Performance Materials segment were $121.1 million, up $12.0 million, or 11.0%, versus the first quarter 2019. Segment EBITDA were $61.2 million, up $10.0 million, or 19.5%, versus the prior year segment EBITDA. Segment EBITDA margin increased 360 basis points to 50.5%.

“The Performance Materials segment grew respectably in the quarter,” said Kelson. “Revenues in China increased significantly in the year-over-year quarter as automakers there have essentially completed the implementation of the China 6 standard. That said, the significant downturn in auto production in China caused by the coronavirus impacted our sales sharply in February and muted what could have been an extraordinary quarterly sales result. Fortunately, Chinese automakers are now rapidly coming back on line.”

Kelson said the segment experienced strong growth in sales of both its base automotive activated carbon products and its ‘honeycomb’ scrubber products as automotive customers complete implementation of the U.S. and Canadian regulatory standards. This occurred despite moderate impacts in the quarter related to the current coronavirus-driven OEM shutdowns.

Segment EBITDA increased due to improvements in price and mix. The segment also benefitted from reduced production costs. These improvements were partially offset by modest increases in SG&A and other expenses.

“Overall, while revenue growth was somewhat muted in the segment versus our expectations,” Kelson said, “our execution was excellent and led to a sharp increase in margins.”

Outlook

To account for the uncertainties related to COVID-19, Ingevity revised and broadened its fiscal year 2020 guidance to sales between $1.10 billion and $1.20 billion and adjusted EBITDA between $310 million and $350 million. In addition, the company provided one-time information on the coming quarter, and expects that second quarter 2020 revenue will be down 25% to 30% versus the prior year’s quarter and adjusted EBITDA will be down 35% to 40% versus the prior year.

“We’re working from a position of financial strength, and we’re working to control what we can control in a tumultuous environment,” said Kelson. “We’re largely reliant either way on conditions in our key end-use applications, particularly the automotive industry. As auto OEMs and customers in other key industries important to Ingevity recover, we will be prepared and in a solid position to bounce back with them.”

Ingevity: Purify, Protect and Enhance
Ingevity provides specialty chemicals, high-performance carbon materials and engineered polymers that purify, protect, and enhance the world around us. Through a team of talented and experienced people, Ingevity develops, manufactures, and brings to market products and processes that help customers solve complex problems. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bio-plastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE: NGVT). For more information visit www.ingevity.com.

Additional Information The company will host a live webcast on Thursday, April 30, 2020, at 10 a.m. (Eastern Time) to discuss first quarter fiscal results. The webcast can be accessed through the investors section of Ingevity’s website (www.ingevity.com), or via this link: Ingevity Q1 2020 webcast. You may also listen to the conference call by dialing 877-407-2991 (inside the U.S.) or 201-389-0925 (outside the U.S.), at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to the Investors section of Ingevity’s website prior to the call. For those unable to join the live event, a replay of the webcast will be available beginning at approximately 2 p.m. (Eastern Time) on April 30, 2020, through May 30, 2020: Ingevity Q1 2020 webcast replay.

Use of Non-GAAP Financial Measures
Ingevity has presented certain financial measures which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are included in the financial schedules accompanying this news release, under the section entitled "Non-GAAP Financial Measures."

A reconciliation of net income to adjusted EBITDA as projected for 2020 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; and additional pension and postretirement settlement and curtailment (income) charges. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.

Cautionary Statements About Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward looking statements generally include the words “may,” “could,” “should,” “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” “forecast,” “prospect,” “potential” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of coronavirus; synergies and the potential benefits of the acquisition of Perstorp Holding AB’s Capa® caprolactone business (the “acquisition”); capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Like other businesses, Ingevity is subject to risks and uncertainties that could cause its actual results to differ materially from its expectations or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; risks that the expected benefits from the acquisition may not be realized or will not be realized in the expected time period, the risk that the acquired business will not be integrated successfully and the risk of significant transaction costs and unknown or understated liabilities; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations outside the U.S.; changes in trade policy, including the imposition of tariffs; the impact of the United Kingdom’s withdrawal from the European Union; attracting and retaining key personnel; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the provision of services by third parties at several facilities; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes.

These and other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are and will be more particularly described in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2019 and our other periodic filings. Readers are cautioned not to place undue reliance on Ingevity’s projections and forward-looking statements, which speak only as the date thereof. Ingevity undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this press release, or to update them to reflect events or circumstances occurring after the date of this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
In millions, except per share data	2020	2019
Net sales	$288.2	$276.8
Cost of sales	173.6	179.7
Gross profit	114.6	97.1
Selling, general and administrative expenses	38.5	39.1
Research and technical expenses	6.2	5.1
Restructuring and other (income) charges, net	0.5	—
Acquisition-related costs	1.3	22.8
Other (income) expense, net	2.0	(3.7)
Interest expense, net	10.9	11.1
Income (loss) before income taxes	55.2	22.7
Provision (benefit) for income taxes	9.9	—
Net income (loss)	45.3	22.7

Per share data
Basic earnings (loss) per share	$1.09	$0.54
Diluted earnings (loss) per share	1.08	0.54
Weighted average shares outstanding
Basic	41.7	41.7
Diluted	42.0	42.2

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended March 31,
In millions	2020	2019
Net sales
Performance Materials	$121.1	$109.1
Automotive Technologies product line	112.9	99.7
Process Purification product line	8.2	9.4
Performance Chemicals	$167.1	$167.7
Oilfield Technologies product line	30.2	29.2
Pavement Technologies product line	20.7	18.5
Industrial Specialties product line	79.9	95.8
Engineered Polymers product line(1)	36.3	24.2
Total net sales	$288.2	$276.8

Segment EBITDA (2)
Performance Materials	$61.2	$51.2
Performance Chemicals	31.0	32.3
Total segment EBITDA (2)	$92.2	$83.5

Interest expense, net	(10.9)	(11.1)
(Provision) benefit for income taxes	(9.9)	—
Depreciation and amortization - Performance Materials	(7.2)	(5.8)
Depreciation and amortization - Performance Chemicals	(17.1)	(12.7)
Restructuring and other income (charges), net (3)	(0.5)	—
Acquisition and other-related costs (4)	(1.3)	(31.2)
Net income (loss)	$45.3	$22.7
_______________
(1) Engineered Polymers product line was acquired on February 13, 2019.
(2) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charge.
(3) For the three months ended March, 31 2020, restructuring charges of $0.2 million relate to Performance Chemicals and other charges of $0.3 million relate to business transformation initiative costs.
(4) Costs incurred to complete and integrate the acquisition noted above into our Performance Chemicals segment are expensed as incurred on our condensed consolidated statement of operations. The following table summarizes the costs incurred associated with these combined activities.

	Three Months Ended March 31,
In millions	2020	2019
Legal and professional service fees	$1.3	$10.1
Loss on hedging purchase price	—	12.7
Acquisition-related costs	$1.3	$22.8
Inventory fair value step-up amortization (i)	—	8.4
Acquisition and other-related costs	$1.3	$31.2
_______________
(i) Included within "Cost of sales" on the condensed consolidated statement of operations.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets

In millions	March 31, 2020	December 31, 2019
Assets	(Unaudited)
Cash and cash equivalents	$302.7	$56.5
Accounts receivable, net	140.8	150.0
Inventories, net	236.2	212.5
Prepaid and other current assets	44.8	44.2
Current assets	724.5	463.2
Property, plant and equipment, net	659.7	664.7
Goodwill	416.8	436.4
Other intangibles, net	370.3	396.2
Restricted investment	72.2	72.6
Other assets	109.8	108.6
Total Assets	2,353.3	2,141.7

Liabilities
Accounts payable	$105.0	$99.1
Accrued expenses	30.1	33.3
Other current liabilities	72.6	83.1
Current liabilities	207.7	215.5
Long-term debt including finance lease obligations	1,467.8	1,228.4
Deferred income taxes	104.3	100.3
Other liabilities	71.4	66.7
Total Liabilities	1,851.2	1,610.9
Equity	502.1	530.8
Total Liabilities and Equity	$2,353.3	$2,141.7

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
In millions	2020	2019
Cash provided by (used in) operating activities:
Net income (loss)	$45.3	$22.7
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	24.3	18.5
Deferred income taxes	6.5	(0.4)
Share-based compensation	0.8	4.1
Pension and other postretirement benefit costs	0.4	0.3
Other non-cash items	5.0	0.1
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	7.7	(16.1)
Inventories, net	(25.9)	(15.0)
Prepaid and other current assets	(0.2)	0.6
Planned major maintenance outage	(0.8)	(2.0)
Accounts payable	9.4	15.4
Accrued expenses	(3.2)	(12.4)
Accrued payroll and employee benefits	(12.4)	(26.6)
Income taxes	2.0	(0.2)
Changes in other operating assets and liabilities, net	1.3	3.0
Net cash provided by (used in) operating activities	$60.2	$(8.0)
Cash provided by (used in) investing activities:
Capital expenditures	$(19.5)	$(28.1)
Payments for acquired businesses, net of cash acquired	—	(537.9)
Other investing activities, net	(0.7)	(3.3)
Net cash provided by (used in) investing activities	$(20.2)	$(569.3)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$346.1	$714.2
Proceeds from long-term borrowings	—	375.0
Payments on revolving credit facility	(102.3)	(421.1)
Payments on long-term borrowings	(4.7)	(113.1)
Debt issuance costs	—	(1.8)
Borrowings (repayments) of notes payable and other short-term borrowings, net	(0.8)	2.1
Tax payments related to withholdings on vested equity awards	(3.1)	(14.3)
Proceeds and withholdings from share-based compensation plans, net	0.4	1.7
Repurchases of common stock under publicly announced plan	(32.4)	(3.3)
Net cash provided by (used in) financing activities	$203.2	$539.4
Increase (decrease) in cash, cash equivalents, and restricted cash	243.2	(37.9)
Effect of exchange rate changes on cash	2.9	(0.1)
Change in cash, cash equivalents, and restricted cash(1)	246.1	(38.0)
Cash, cash equivalents, and restricted cash at beginning of period	64.6	77.5
Cash, cash equivalents, and restricted cash at end of period (1)	$310.7	$39.5

(1) Includes restricted cash of $8.0 million and $1.1 million and cash and cash equivalents of $302.7 million and $38.4 million of March 31, 2020 and 2019, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$16.9	$14.4
Cash paid for income taxes, net of refunds	1.4	0.5
Purchases of property, plant and equipment in accounts payable	5.1	6.6
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	4.2	—

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures

Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus provision (benefit) for income taxes, interest expense, net, depreciation and amortization, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales
Net Debt is defined as the sum of short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments, as applicable.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures

Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities. None of these non-GAAP financial measures are intended to replace the presentation of financial results in accordance with GAAP and investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another. Reconciliations of these non-GAAP financial measures are set forth within the following pages.

A reconciliation of net income to adjusted EBITDA as projected for 2020 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs in connection with the acquisition of Perstorp Holding AB’s Capa caprolactone business; and additional pension and postretirement settlement and curtailment (income) charges. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended March 31,
In millions, except per share data (unaudited)	2020	2019
Net income (loss) (GAAP)	$45.3	$22.7
Restructuring and other (income) charges, net	0.5	—
Acquisition and other-related costs	1.3	31.2
Tax effect on items above	(0.4)	(5.3)
Certain discrete tax provision (benefit) (1)	0.5	(6.7)
Adjusted earnings (loss) (Non-GAAP)	$47.2	$41.9

Diluted earnings (loss) per common share (GAAP)	$1.08	$0.54
Restructuring and other (income) charges	0.01	—
Acquisition and other-related costs	0.03	0.74
Tax effect on items above	(0.01)	(0.13)
Certain discrete tax provision (benefit)	0.01	(0.16)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.12	$0.99

Weighted average common shares outstanding - Diluted	42.0	42.2
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended March 31,
In millions, except percentages (unaudited)	2020	2019
Net income (loss) (GAAP)	$45.3	$22.7
Provision (benefit) for income taxes	9.9	—
Interest expense, net	10.9	11.1
Depreciation and amortization	24.3	18.5
Restructuring and other (income) charges, net	0.5	—
Acquisition and other-related costs	1.3	31.2
Adjusted EBITDA (Non-GAAP)	$92.2	$83.5

Net sales	$288.2	$276.8
Net income (loss) margin	15.7%	8.2%
Adjusted EBITDA margin	32.0%	30.2%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three months ended March 31,
In millions (unaudited)	2020	2019
Cash Flow from Operations	$60.2	(8.0)
Less: Capital Expenditures	19.5	28.1
Free Cash Flow	$40.7	$(36.1)

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt to Adjusted EBITDA Ratio (Non-GAAP)

In millions, except ratios (unaudited)	March 31, 2020
Notes payable and current maturities of long-term debt	21.6
Long-term debt including finance lease obligations	1,467.8
Debt issuance costs	6.5
Total Debt	1,495.9
Less:
Cash and cash equivalents plus restricted cash (1)	310.4
Restricted investment	72.2
Net Debt	1,113.3

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss)
Twelve months ended December 31, 2019	$183.7
Three months ended March 31, 2019	(22.7)
Three months ended March 31, 2020	45.3
Net income (loss) - last twelve months (LTM) as of March 31, 2020	$206.3

Total debt to Net income (loss) ratio (GAAP)	7.25x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA
Twelve months ended December 31, 2019	$396.9
Three months ended March 31, 2019	(83.5)
Three months ended March 31, 2020	92.2
Adjusted EBITDA - LTM as of March 31, 2020	$405.6

Net debt ratio (Non GAAP)	2.74x
_______________
(1) Includes $7.7 million of Restricted Cash related to our New Market Tax Credit arrangement.
Financial Schedules - Page 9